Gaining Momentum in Gene Therapy Exhibit 99.1

Forward-Looking Statements Statements contained in this document regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Avalanche Biotechnologies, Inc.’s (“Avalanche”) plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, the occurrence or effect of the proposed transaction between Avalanche and Annapurna Therapeutics SAS (“Annapurna”), the sufficiency of the combined company’s resources to fund the advancement of any development program or the completion of any clinical trials, and the safety, efficacy and projected development timeline and commercial potential of products under development by Avalanche and Annapurna, all of which are based on certain assumptions made by us based on current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Actual results, the timing of events, product development programs, performance or achievements of Avalanche could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties inherent in the product development and the regulatory approval process, delays in clinical trials and other matters that could affect the availability or commercial potential of product candidates, the ability to consummate the proposed transaction with Annapurna, the ability to project future cash utilization, the availability of sufficient resources to conduct or continue planned development programs, and the ability to successfully develop any of Avalanche’s or Annapurna’s product candidates. Risks and uncertainties facing Avalanche are described more fully in Avalanche’s periodic reports filed with the SEC. All forward-looking statements contained in this document speak only as of the date on which they were made. Avalanche undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. This document contains estimates, projections and other information concerning Avalanche’s and Annapurna’s industry, business and the markets for certain drugs, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed by, and should not be construed as representations made by, Avalanche or Annapurna.

Additional Information and Where to Find It This document not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Avalanche intends to file with the SEC a proxy statement of Avalanche, as well as other relevant documents concerning the proposed transaction. INVESTORS AND SECURITYHOLDERS OF AVALANCHE ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other filings containing information about Avalanche may be obtained at the SEC website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Avalanche by directing a written request to: Avalanche Biotechnologies, Inc., 1035 O’Brien Drive, Suite A, Menlo Park, CA 94025, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the issuance of shares of the Avalanche common stock in connection with the proposed transaction and any other matters relating to the proposed transaction. Certain Information Regarding Participants Avalanche and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Avalanche in connection with the proposed transaction and the issuance of additional Avalanche common stock. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of Avalanche is also included in Avalanche’s Annual Report on Form 10-K for the year ended December 31, 2014 and the proxy statement for the Company’s 2015 Annual Meeting of Stockholders. Additional information about the interests of potential participants will be contained in the proxy statement (when filed) and other relevant materials to be filed with the SEC in connection with the proposed transaction. These documents may be obtained free of charge at the SEC web site at www.sec.gov and from Investor Relations at Avalanche in the manner set forth above.

Proposed Merger with Annapurna Therapeutics Feb 1, 2016 Avalanche and Annapurna announce proposed merger: Creating a leading gene therapy company with a diverse pipeline including new assets targeting rare genetic diseases as well as AAVL’s existing ophthalmic programs Merger Terms: Avalanche to acquire all outstanding shares of Annapurna in exchange for ~17.6 million newly issued shares of AAVL common stock inclusive of options exercisable into shares of our common stock Upon completion of the proposed merger, AAVL shareholders will own ~62.5% and Annapurna shareholders will own ~37.5% of the combined company calculated on a treasury-stock method basis as of January 29, 2016 Board to expand to 9 members with addition of Amber Salzman, Mitch Finer, Bong Koh and Tom Woiwode Projected close of transaction: Q2 2016

Combined Company Highlights Diversified pipeline including 6 gene therapy product candidates in ophthalmology and rare disease ANN-001: Initiation of first-in-human trial expected in H2 2016 Industry-leading team in gene therapy and translational medicine, including Ronald Crystal M.D. (Weill Cornell) and Mitchell Finer, Ph.D. Significant capabilities and gene therapy expertise - directed evolution, vector optimization, process development and manufacturing Potentially de-risk product candidates and accelerate development processes Strong balance sheet - cash expected to fund combined company through 36 months

Next-Generation Discovery Platform Fuels R&D Pipeline Stage 1: Create Proprietary Library of AAVs Stage 2: In Vitro and In Vivo Screening Stage 3: Selection of Tissue-Specific AAV Vectors Millions of different AAVs produced through mutagenesis In vitro cell-based testing In vivo testing Screen for ability to evade immune response Select vectors chosen for product candidate development

Avalanche Product Pipeline *Avalanche receives milestones and royalties and has an option to share development costs and profits Product Candidate Indication Stage of Development Near-Term Milestones Worldwide Commercial Rights Research Preclinical Phase 1/2 AVA-101 Wet AMD Preclinical work ongoing AVA-201 Wet AMD (treatment and prevention) Preclinical work ongoing AVA-322L AVA-323M Color Vision Deficiency Preclinical work ongoing AVA-311* XLRS Preclinical work ongoing 3 Undisclosed* Confidential

Product Candidate Indication Stage of Development Near-Term Milestones Worldwide Commercial Rights Research Preclinical Phase 1/2 ANN-001 A1AT Deficiency First–in-human study H2 2016 ANN-002 Hereditary Angioedema First-in-human study 2017 ANN-003 Friedreich’s Ataxia (cardio) Preclinical work ongoing Update timelines in H2 2016 ANN-004 Severe Allergy Preclinical work ongoing Annapurna Product Pipeline Expect to initiate first-in-human trial of ANN-001 for A1AT deficiency in H2 2016

ANN-001 for α1 Antitrypsin Deficiency (A1AT) II. ANN-002 for Hereditary Angioedema (HAE) III. ANN-003 for Friedreich’s Ataxia (FA) IV. ANN-004 for Severe Allergy Annapurna Pipeline in Detail

Alpha 1 Antitrypsin (A1AT) Deficiency Overview Mutations in SERPINA1 gene lead to A1AT deficiency Autosomal recessive disease resulting in very low levels of A1AT A1AT normally protects the lung from the destructive potential of neutrophil elastase If A1AT levels are low, neutrophil elastase slowly destroys the lung parenchyma Leads to emphysema and early death Onset of emphysema ages 35-45 in smokers ages 55-75 in non-smokers ~90,000 people in US with A1AT deficiency1 6,000-8,000 patients currently treated in the US Non-smokers are often misdiagnosed as having COPD Diseased lung of patient with A1AT deficiency 1HealthCareProviders Brochure, The Alpha 1 Foundation, Version 1.7, (01/13)

ANN-001: Pre-Clinical Proof of Concept Studies Intrapleural injection of AAVrh10 1High Levels of Persistent Expression of A1-Antitrypsin Mediated by the Nonhuman Primate Serotype rh.10 Adeno-associated Virus Despite Preexisting Immunity to Common Human Adeno-associated Viruses, Mol Ther Vol. 13, No. 1, January 2006,De et al. 2Intrapleural Administration of an AAVrh.10 Vector Coding for Human a1-Antitrypsin for the Treatment of a1-Antitrypsin Deficiency, HUMAN GENE THERAPY CLINICAL DEVELOPMENT 24:161–173 (December 2013), Chiuchiolo et al. NHP Model Murine Model Human α1AT Level in serum (μg/ml) 1 10 102 103 104 Therapeutic target AAVrh.10hα1AT Naive 0 1 2 4 6 12 24 Time post-injection (wk) AAVrh10 showed highest expression of A1AT in mice following intrapleural administration compared to 25 serotypes1 Dose of 1x1011 vg/mouse ( ~5x1012 vg/kg) delivered intrapleural, levels of A1AT were >2.5-fold above the minimum therapeutic threshold of 570 mg/ml2 High expression of human A1AT mRNA >1 year post one time intrapleural delivery2 Not able to measure protein levels of hA1AT due to homology between human and primate Days after AAVrh.10ha1AT administration 107 105 104 103 102 28 90 360 0 Limit of detection 1013 gc AAVrh.10ha1AT 1012 gc AAVrh.10ha1AT PBS ha1AT copies/mg of total RNA 106

ANN-001 Product Overview for A1AT Deficiency

Rationale for Gene Therapy Approach	• Validated target and genetically well defined patient population • Expected to significantly reduce treatment burden • Shown to provide steady levels of A1AT vs peaks and troughs in preclinical studies
Proof-of-Concept	• Long term expression at therapeutically relevant levels observed in wild type mice • Long term mRNA expression observed in primate lungs following intrapleural administration
Significant Market Opportunity	• 6,000-8,000 patients are on weekly IV protein augmentation • Seek to expand market to include patients diagnosed, but not treated • Current high priced treatment and reimbursed expected to ease path for gene therapy treatment into market
Status	• IND filed • Patient enrollment expected to begin in H2 2016

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ANN-001: Trial Design

First in Human
Dose escalation study

First Dose

- **Intrapleural:** 1.4 x10^{11} per kg, total dose 8.0 x10^{12}
- **Intravenous:** 1.4 x10^{11} per kg, total dose 8x10^{12}

Second Dose

- **Intrapleural:** 1.4 x10^{12} per kg, total dose 8.0 x10^{13}
- **Intravenous:** 1.4 x10^{12} per kg, total dose 8x10^{13}

Will determine route for 3rd dose of 6.1x10^{12} per kg, total dose 4x10^{14}

- Dose escalation study using two routes of administration
  - Intrapleural – minimally invasive, outpatient procedure
  - Intravenous
- **Primary endpoint:** Safety
- **Secondary endpoint**: Level of A1AT protein in lung epithelial lining fluid and serum
- Recent clinical study provided evidence that protein therapy reduces lung degradation as assessed by chest CT scans[1]

[1] Intravenous augmentation treatment and lung density in severe α1 antitrypsin deficiency (RAPID): a randomised, double-blind, placebo-controlled trial, Lancet 2015; 386: 360–68, Chapman et al.

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Commercial Potential for A1AT Deficiency Treatment FDA approved augmentation therapy based on biochemical levels of protein in blood and lung Multiple approved therapies on market yet we believe significant commercial opportunity still exists Weekly IV administration necessary = major barrier to adoption Patients must visit physician's office or practitioner must go to patient's home Potential to replace weekly IV infusion with gene therapy approach Average selling price for protein therapy is greater than $100,000/year and reimbursed Gene therapy product has potential to expand the market into diagnosed but not treated patient population Only 6,000-8,000 A1AT deficient US patients with disease are being treated Potential to reduce treatment burden

I. ANN-001 for α1 Antitrypsin Deficiency (A1AT) ANN-002 for Hereditary Angioedema (HAE) III. ANN-003 for Friedreich’s Ataxia (FA) IV. ANN-004 for Severe Allergy Annapurna Pipeline in Detail

Hereditary Angioedema (HAE) Overview Life threatening genetic disease with limited therapeutic options Genetic disease resulting in low levels of C1-esterase inhibitor (C1-INH) C1-INH deficiency results in excessive levels of bradykinin Bradykinin causes blood vessels to leak fluid Patients experience rapid and painful spontaneous attacks of inflammation in the intestines, arms, legs, feet, hands, lips, eyes, tongue, or throat Swelling is disfiguring and extremely painful, with attacks lasting several days 15,000-30,000 annual ER visits1; many risk suffocation Prevalence of HAE estimated at 1:10,000 to 1:50,000 1Pinnacle Health System, Harrisburg Hospital, Department of Internal Medicine, 111 South Front Street, Harrisburg, PA 17101, "Update on treatment of hereditary angioedema" Buyantseva, Larisa, Sardana, Niti and  Craig, Timothy

Hereditary Angioedema Still an Unmet Need Treatments exist but leave room for improvement Cinryze™ is approved prophylactic treatment for prevention of attacks Requires 2-3 IV infusions per week Shown to reduce attack rate by only 50% Limited to patients with frequent attacks who can tolerate frequent IV infusions (20% of HAE patients) Several treatments are approved for on demand therapies for acute attack Efficacy of these drugs is highest when used early in an attack Impossible to predict when attacks may become severe or life-threatening Additional products are in development, but do not replace missing protein

ANN-002 Product Overview for HAE Validated target: genetic disease caused by lack of C1-esterase inhibitor (C1-INH) Continuous exposure to C1-INH expected to reduce risk of breakthrough attack Rationale for Gene Therapy Approach Preliminary studies in relevant animal models suggest an AAV gene transfer vector may provide persistent levels of human C1-esterase inhibitor which could potentially correct the deficiency state Proof-of-Concept 5,500 patients in the US undergoing treatment1 Offer potential alternative to prophylactic 2-3 weekly IV infusion Expand prophylactic market to include patients on acute treatment Current treatments are high priced and reimbursed Significant Market Opportunity Preclinical proof-of-concept established Patient enrollment targeted for 2017 Status 1Decision Resources Group; Wu, Jing; Anderson, Sarah. November 2015

I. ANN-001 for α1 Antitrypsin Deficiency (A1AT) ANN-003 for Friedreich’s Ataxia (FA) IV. ANN-004 for Severe Allergy II. ANN-002 for Hereditary Angioedema (HAE) Annapurna Pipeline in Detail

Friedreich's Ataxia (FA) Overview

Clear unmet need with well-characterized genetic origin

- Autosomal recessive disease due to mutation in frataxin (FXN) gene, resulting in low levels of frataxin protein
- Slowly progressive neurodegenerative disease associated with ultimately deadly hypertrophic cardiomyopathy
- Cardiac dysfunction is the most frequent cause of death (59%) for patients with FA[1]
- Patients who die from cardiac events do so 12-15 years sooner than those who die from neurological symptoms
- No treatment exists
- Competitors are focused on neurological complications, however cardiac complications are leading cause of death
- Approximately 5,000 patients in the US; 5,000-10,000 in EU

Normal *vs.* Hypertrophic heart



Normal heart (cross section) — Hypertrophic cardiomyopathy

[1]Tsou AY et al, J Neurol Sci 2011;307(1- 2):46-49 "Mortality in Friedreich Ataxia"

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ANN-003: Proof of Concept in Cardiac Mouse Model (MCK mouse) IV Administration at 7 weeks showed correction in advanced heart failure Mice given single IV administration of AAV at wk 7, when cardiomyopathy is advanced Active and control arms start out at same baseline at wk 7 Significant and rapid improvement in treated arm vs. control arm, leading to normalized CV function Perdomini et al. Nature Med, April 2014 Prevention and reversal of severe mitochondrial cardiomyopathy by gene therapy in a mouse model of Friedreich's Ataxia A. Correction of hypertrophy B. Correction of cardiac function C. Survival Untreated AAV-treated Normal Wk 22 18 14 10 20 16 12 8 0 80 60 40 20 Left ventricle mass (mg) 22 18 14 6 10 2 100 80 40 20 0 60 Survival (%) Untreated AAV-treated Normal Wk 40 30 20 10 0 22 18 14 10 20 16 12 8 Shortening fraction (%) Untreated AAV-treated Normal Wk

ANN-003: Moving from Mouse Proof of Concept to Patient Care Large animal studies underway to validate delivery strategy Mouse model established minimum vector copies/cell needed for therapeutic threshold Studies in pigs showed that epimyocardial delivery was well tolerated and exceeded therapeutic threshold Studies in non-human primates to confirm approach in 2016 Explore alternative delivery routes (coronary sinus, IV and epimyocardial) Observational patient studies underway to establish efficacy parameters Observational study in patients underway in NY and expected to start in Paris Goal is to determine appropriate endpoints which may include cardiac MRI, echocardiogram, and exercise capacity

ANN-003 Product Overview for Friedreich's Ataxia

Rationale for Gene Therapy Approach	• Validated target: genetic disease caused by reduced levels of frataxin • AAV vector delivers FXN gene to cardiomyocytes to restore mitochondrial function
Proof-of-Concept	• Pre-clinical POC established in robust cardiac mouse model • Prevention of cardiomyopathy and reversal of preexisting cardiomyopathy observed
Significant Market Opportunity	• ~5,000 patients in the US, ~5,000-10,000 patients in the EU with cardiomyopathy leading cause of early death • Clear unmet medical need with no currently available treatment
Status	• Guidance on timeline to be provided in H2 2016

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I. ANN-001 for α1 Antitrypsin Deficiency (A1AT) III. ANN-003 for Friedreich’s Ataxia (FA) ANN-004 for Severe Allergy II. ANN-002 for Hereditary Angioedema (HAE) Annapurna Pipeline in Detail

Severe Allergy Overview Large unmet clinical need with no well established therapies Severe allergies cause discomfort and can be fatal Most common cause of anaphylaxis in children presenting to the ER Majority of fatalities due to accidental exposure in patients with known allergies No established therapy Therapeutic approaches include: Strict avoidance Epinephrine Desensitization Omalizumab (Xolair) anti-IgE

ANN-004 Product Overview for Severe Allergy Anti-IgE treatment has been used off label to treat severe allergies Rationale for Gene Therapy Approach Pre-clinical POC established in peanut allergic mouse model Proof-of-Concept Most common cause of anaphylaxis in children Many severe, life threatening allergies Significant Market Opportunity Preclinical studies ongoing Status

Wet AMD

Wet AMD Gene Therapy: Next Steps Comprehensive pre-clinical wAMD research ongoing Seeking optimal vector, with optimal molecule utilizing best route of delivery Evaluating best path forward considering: Protein expression Consistent delivery Optimal method of administration Next generation vector technology Update expected mid 2016

Cone disease program

Avalanche’s Next-Generation Vectors Efficiently Penetrate Retina Following ITV injection Novel AAV Variant Variant exhibits modified tropism and potential for improved penetration of retinal layers Novel Proprietary Vector (ITV) AAV Serotype 2 (ITV) Intravitreal

Efficient Cone Delivery Allows Us to Address a Number of Diseases for Which There is an Unmet Need Stargardt’s Disease Age-related macular degeneration Diabetic retinopathy Color vision deficiencies Cone-rod dystrophy / rod-cone dystrophy Stargardt’s Disease Adult vitelliform macular dystrophy X-linked retinoschisis Other disorders that affect the central macula

AVA-322L and AVA-323M Product Overview for Color Vision Deficiency

Rationale for Gene Therapy Approach	• Intravitreal injection to confer better color discrimination in patients with L-opsin or M-opsin deficiency
Proof-of-Concept	• Color blind squirrel monkeys • Efficient delivery to old-world monkeys following intravitreal injection
Market Opportunity	• 10 million US, >20 million in US, Europe, Japan[1] • No treatments on market or in development
Status	• Ongoing preclinical studies

[1]Sharpe LT, Stockman A, Jagle H, Nathans J. Opsin genes, photopigments, color vision and color blindness. In: Gegenfurtner KR, Sharpe LT (eds.) Color Vision. Cambridge UP: Cambridge, 1999.

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Regeneron Collaboration

Regeneron Collaboration (May 2014) Collaboration Highlights: Covers up to eight distinct therapeutic targets AVA-311 for X-Linked Retinoschisis is first collaboration program Avalanche option to share up to 35% on profits/ development costs for 2 targets Ocular BioFactoryTM Platform & Gene Therapy Expertise Proprietary Molecules & Ophthalmology Expertise

AVA-311 Product Overview for XLRS Potential long-term treatment of juvenile X-linked retinoschisis (XLRS) Optimized AAV vector delivers RS1 gene to maintain integrity of retina Rationale for Gene Therapy Approach High levels of RS1 protein expression in mouse model of XLRS Restoration of normal retina appearance Demonstration of improvement in vision after 1 month, with improvement maintained over 4 months Proof-of-Concept XLRS is an orphan disease that affects approximately 10,000 boys and young men No currently approved therapies Market Opportunity Partnered with Regeneron as part of May 2014 collaboration Status

Company Background

Core Capabilities of Combined Company 200L in-house production capability expected to be established in Q2 2016 Formulation development for higher vector concentration Creating and optimizing proprietary vectors to target specific tissue types Baculovirus expression system – highly efficient, flexible and scalable Novel, proprietary regulatory cassettes with improved and/or tissue specific expression Directed Evolution Vector Optimization Process Development Manufacturing GMP quality control for release testing

Experienced Management Team with Expertise in Ophthalmology, Gene Therapy and Drug Development Avalanche Management Team Paul Cleveland President and Chief Executive Officer Samuel B. Barone, M.D. Chief Medical Officer Shirley Braun, Ph.D VP, Human Resources Mehdi Gasmi, Ph.D Interim CSO and SVP Pharm. Dev. Roman G. Rubio, M.D SVP & Head of Translational Medicine Amber Salzman, Ph.D President and Chief Executive Officer Carlo Russo, M.D Chief Medical Officer and Head of Dev. Annapurna Executive Team

Avalanche Financial Information Cash 12/31/15 Basic Shares Outstanding ProForma Shares Outstanding upon completion of proposed merger with Annapurna Financial Information Existing cash and cash equivalents expected to fund combined company for 36 months $258M* 25.7M 43.3M

Post Merger Key Milestones Mid 2016 update on wet AMD program H2 2016 initiate enrollment of first-in-human trial of ANN-001 for A1AT deficiency H2 2016 provide guidance on ANN-003 timeline for Friedreich’s Ataxia 2016/2017 2017 patient enrollment for first-in-human study of ANN-002 for Hereditary Angioedema

Combined Company Highlights Diversified pipeline including 6 gene therapy product candidates in ophthalmology and rare disease ANN-001 – Initiation of first-in-human trial expected in H2 2016 Industry-leading team in gene therapy and translational medicine, including Dr. Ron Crystal M.D (Weill Cornell) and Mitchell Finer, Ph.D Significant capabilities and gene therapy expertise - directed evolution, vector optimization, process development and manufacturing Potentially de-risk product candidates and accelerate development processes Strong balance sheet - cash expected to fund combined company through 36 months